BRT APARTMENTS CORP. COMPLETES PURCHASE OF REMAINING 25% INTEREST
IN PARTNERSHIP THAT OWNS CIVIC CENTER I AND CIVIC CENTER II

Great Neck, New York – July 12, 2022 – BRT Apartments Corp. (NYSE:BRT) today announced it completed the purchase, for an aggregate of $36.2 million, of the remaining approximate 25% interest held by its joint venture partner in Civic Center I and Civic Center II, two multi-family properties with an aggregate of 776 units located in Southaven, Mississippi. In 2021, these properties contributed an aggregate of $1.1 million in equity in earnings of unconsolidated joint venture. As a result of the completion of this purchase, BRT will include on its consolidated balance sheet the approximate $57.4 million of mortgage debt currently on these properties, with a weighted average interest rate of 3.97% and 3.9 years of weighted average remaining term to maturity.

Jeffrey A. Gould, Chief Executive Officer and President commented, “The purchase of the remaining interests in Civic Center I and Civic Center II is yet another example of BRT’s execution on our strategic growth plan. We are pleased with this transaction, as it enhances our cash flow, helps grow our wholly owned portfolio with assets with which we are already intimately familiar, and creates long-term value for our stockholders.”

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Investors are encouraged to carefully review the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter for a discussion of the factors that could cause BRT’s actual results, performance or achievements to differ materially from its expectations. In addition, anticipated property purchases and sales (including information regarding the purchase and/or sale of the interests of BRT in its joint ventures) may not be completed during the periods indicated or at all and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. Investors should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond BRT’s control and which could materially affect actual results, performance or achievements.

About BRT Apartments Corp.:

BRT is a real estate investment trust that either directly, or through joint ventures, owns, operates and, to a lesser extent, develops multi-family properties. Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: www.brtapartments.com. Interested parties are encouraged to review BRT’s Annual Report on Form 10-K for the year ended December 31, 2021, and the other reports filed thereafter with the Securities and Exchange Commission for additional information.

Contact: Investor Relations
BRT Apartments Corp.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.brtapartments.com.
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